As filed with the Securities and Exchange Commission on November 1, 2005
                                                     Registration No. 333-128774


--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------


                               AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                             ----------------------


                           BIOPHAN TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


             Nevada                                            82-0507874
(State or Other Jurisdiction of                             (I.R.S. Employer
 Incorporation or Organization)                            Identification No.)


                       150 Lucius Gordon Drive, Suite 215
                         West Henrietta, New York 14586
                                 (585) 214-2441
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                             ----------------------

                                Michael L. Weiner
                             Chief Executive Officer
                           Biophan Technologies, Inc.
                       150 Lucius Gordon Drive, Suite 215
                         West Henrietta, New York 14586
                                 (585) 214-2441
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    Copy to:

                             William E. Kelly, Esq.
                                Nixon Peabody LLP
                                100 Summer Street
                                Boston, MA 02110
                                 (617) 345-1000

                             ----------------------


      Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

      If any of the securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


====================================================================================================================
                                                                  Proposed         Proposed
                                             Amount               Maximum           Maximum               Amount of
        Title of Each Class of               To Be             Offering Price      Aggregate            Registration
     Securities To Be Registered          Registered(1)         Per Share(2)    Offering Price(2)          Fee(3)
--------------------------------------------------------------------------------------------------------------------
Common Stock, $0.005 par value             13,588,947            $    2.43      $  33,021,141           $ 3,887(4)

====================================================================================================================


(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.

(2) Computed in accordance with Rule 457(c) under the Securities Act of 1933 (the "Securities Act"), solely for the purpose of calculating the registration fee, and based on the average of the high and low bid prices of the Common Stock of the Registrant as reported on September 30, 2005 on the NASDAQ OTC Bulletin Board.

(3) Computed in accordance with Section 6(b) under the Securities Act, solely for the purpose of calculating the registration fee.

(4)   Previously paid.

                             ----------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

================================================================================

The information in this prospectus is not complete and may be changed. These securities will not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  Subject to Completion, Dated November 1, 2005


PROSPECTUS

                           BIOPHAN TECHNOLOGIES, INC.


                                13,588,947 Shares


                                  Common Stock

                             ----------------------


This prospectus relates to 13,588,947 shares of our Common Stock that may be sold from time to time by the selling stockholders as follows:


      o by SBI Brightline XI, LLC, up to 10,000,000 shares of our Common Stock issuable pursuant to a Stock Purchase Agreement dated May 27, 2005;

      o by Boston Scientific Scimed, Inc., 1,653,193 shares of our Common Stock acquired pursuant to an Investment Agreement dated June 30, 2005;


      o by Biomed Solutions, LLC, 1,516,464 shares of our Common Stock issued or issuable pursuant to a Convertible Promissory Note and Warrants dated May 27, 2005;


      o by 2 entities each of which were issued 100,000 shares of our Common Stock in connection with our acquisition of Biophan Europe, GmbH;

      o by 13 individuals, an aggregate of 219,290 shares of our Common Stock issuable upon exercise of outstanding Warrants; and

----------------

This offering is not being underwritten. The selling stockholders may offer the shares through public or private transactions at the market price for our Common Stock at the time of the sale, a price related to the market price, a negotiated price or such other prices as the selling stockholders determine from time to time. See "Plan of Distribution" beginning on page 13.

All of the net proceeds from the sale of these shares of Common Stock will go to the selling stockholders. We will not receive any proceeds from sales of these shares. We will bear the costs relating to the registration of these shares.


Our Common Stock is quoted on the Nasdaq OTC Bulletin Board under the symbol "BIPH". On October 31, 2005, the last reported sale price on the Nasdaq OTC Bulletin Board for our Common Stock was $1.84 per share.


You should read this prospectus carefully before you invest.

Investing in our Common Stock involves substantial risks. See "Risk Factors" beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus is ______ , 2005.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Summary                                                                        6

Risk Factors                                                                   6

Forward-Looking Statements                                                     9

Use of Proceeds                                                               10

Selling Stockholders                                                          10

Plan of Distribution                                                          13

Legal Matters                                                                 13

Experts                                                                       14

Where You Can Find More Information                                           14

Incorporation of Documents by Reference                                       14

Disclosure of Commission Position on Indemnification for Securities Act
Liabilities                                                                   15

                           BIOPHAN TECHNOLOGIES, INC.

                                     SUMMARY

Biophan is an early-stage research and development company. Our primary mission is to develop and commercially exploit technologies for improving the performance, and the corresponding competitiveness, of biomedical devices and pharmaceutical compounds manufactured by third party companies. We do not employ our own distribution but rather rely on that of the larger biomedical device manufacturers. We build strong intellectual property "patent thickets" around vertically oriented markets within the medical technology sector.

We possess technologies for enabling biomedical devices, both implantable and those used in diagnostic and interventional procedures, to be safe (do not harm the patient or physician) and compatible (allow effective imaging of the device and its surrounding tissue) with MRI (magnetic resonance imaging). We have also developed technologies for improving MRI contrast agents; technologies for improved drug elution and drug delivery systems, including an MRI safe and image compatible ceramic motor; a system for generating power for implantable devices from body heat, and a series of implantable devices including an MRI-visible vena cava filter.


We incorporated on August 1, 1968 and began our current line of business on December 1, 2000. From that date through our fiscal quarter ended August 31, 2005, we have had no material revenues from operations and have incurred cumulative net losses of $20,895,113. Since December 1, 2000, we have relied almost entirely on sales of our securities and loans to fund our operations.


In this prospectus, the terms "Biophan", "Company", "we", "us" and "our" refer to Biophan Technologies, Inc. and its wholly-owned subsidiaries. We are incorporated in the State of Nevada. Our principal executive offices are located at 150 Lucius Gordon Drive, Suite 215, West Henrietta, New York 14586 and our telephone number is (585)-214-2441.


This prospectus relates to 13,588,947 shares of our Common Stock that may be sold from time to time by the selling stockholders named in this prospectus. The stockholders are identified in the section headed "Selling Stockholders." We will not receive any of the proceeds from the resale of these shares.


                                  RISK FACTORS

You should carefully consider the risks described below before making an investment decision regarding our securities. If any of the following risks actually occurs, our business, financial condition and results of operations could be harmed. In that case, the trading price of our securities could decline and you could lose all or part of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

WE ARE A NEW BUSINESS WITH A LIMITED OPERATING HISTORY AND NO MATERIAL REVENUES TO DATE AND ARE NOT LIKELY TO SUCCEED UNLESS WE CAN OVERCOME THE MANY OBSTACLES WE FACE.

We are an early-stage research and development company with limited prior business operations and no material revenues to date. We are presently engaged in the development of certain technologies for use with medical procedures and biomedical devices. Because of our limited operating history, you may not have adequate information on which you can base an evaluation of our business and prospects. To date, our efforts have been devoted primarily to the following:

      o     organizational activities;

      o     developing a business plan;

      o     obtaining funding;

      o conducting research and working toward the ultimate successful development of our technologies;

      o     aggressively patenting our intellectual property;

      o     licensing technology from third parties related to our business; and

      o     marketing to major biomedical device manufacturers.

In order to establish ourselves in the medical device market, we are dependent upon continued funding and the successful development and marketing of our products. You should be aware of the increased risks, uncertainties, difficulties and expenses we face as a research and development company and that an investment in our common stock may be worthless if our business fails.

WE HAVE GENERATED NO MATERIAL REVENUES AND IF WE ARE UNABLE TO GENERATE SUFFICIENT REVENUES IN THE FUTURE, WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS.

We are still in our formative and development stage. As an investor, you should be aware of the difficulties, delays and expenses normally encountered by an enterprise in its development stage, many of which are beyond our control, including unanticipated research and developmental expenses, employment costs, and administrative expenses. We cannot assure our investors that our proposed business plans as described in this prospectus will materialize or prove successful, or that we will ever be able to finalize development of our products or operate profitably. If we cannot operate profitably, you could lose your entire investment. As a result of the start-up nature of our business, initially we expect to sustain substantial operating expenses without generating significant revenues.

WE HAVE A HISTORY OF LOSSES AND A LARGE ACCUMULATED DEFICIT AND WE EXPECT FUTURE LOSSES THAT MAY CAUSE OUR STOCK PRICE TO DECLINE.

For the fiscal years ended February 28, 2005, 2004 and 2003, we incurred net losses of $5,793,547, $3,718,570, and $3,438,252, respectively, and for the six months ended August 31, 2005 we incurred a net loss of $9,433,316. We expect to continue to incur losses as we spend additional capital to develop and market our technologies and establish our infrastructure and organization to support anticipated operations. We cannot be certain whether we will ever earn a significant amount of revenues or profit, or, if we do, that we will be able to continue earning such revenues or profit. Also, our current economic weakness may limit our ability to develop and ultimately market our technologies. Any of these factors could cause our stock price to decline and result in you losing a portion or all of your investment.

OUR INABILITY TO RETAIN AND ATTRACT KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

We believe that our future success will depend on the abilities and continued service of certain of our senior management and executive officers, particularly our President and CEO and those persons involved in the research and development of our products. If we are unable to retain the services of these persons, or if we are unable to attract additional qualified employees, researchers and consultants, we may be unable to successfully finalize and eventually market our medical devices and other products being developed, which will have a material adverse effect on our business.

OUR RESEARCH AND DEVELOPMENT EFFORTS MAY NOT RESULT IN COMMERCIALLY VIABLE PRODUCTS, WHICH COULD RESULT IN A DECLINE OF OUR STOCK PRICE AND A LOSS OF YOUR INVESTMENT.

Our technologies are in the development stage. Further research and development efforts will be required to develop these technologies to the point where they can be incorporated into commercially viable or salable products. We have set forth in this prospectus our proposed research and development program as it is currently conceived. We cannot assure you, however, that this program will be accomplished in the order or in the time frame set forth. We reserve the right to modify the research and development program. We may not succeed in developing commercially viable products from our technologies. Also, our research and development efforts are aimed at technology that will enable certain medical procedures and biomedical devices to become safe and compatible with MRI diagnostics. If MRI diagnostics are replaced by the healthcare industry, our technology and products, if any, may become obsolete. If we are not successful in developing commercially viable products or if such products become obsolete, our ability to generate revenues from our technologies will be severely limited. This would result in the loss of all or part of your investment.

WE MAY NOT BE ABLE TO DEVELOP A MARKET FOR OUR TECHNOLOGY, WHICH WILL MOST LIKELY CAUSE OUR STOCK PRICE TO DECLINE.

The demand and price for our technology and related products will be based upon the existence of markets for the technology and products and the markets for products of others, which may utilize our technology. The extent to which we may gain a share of our intended markets will depend, in part, upon the cost effectiveness and performance of our technology and products when compared to alternative technologies, which may be conventional or heretofore unknown. If the technology or products of other companies provide more cost-effective alternatives or otherwise outperform our technology or products, the demand for our technology or products may be adversely affected. Our success will be dependent upon market acceptance of our technology and related products. Failure of our technology to achieve and maintain meaningful levels of market acceptance would materially and adversely affect our business, financial condition, results of operations and market penetration. This would likely cause our stock price to decline.

IF WE ARE NOT ABLE TO COMPETE EFFECTIVELY IN THE COMPETITIVE MEDICAL DEVICE INDUSTRY, OUR FUTURE GROWTH AND OPERATING RESULTS WILL SUFFER.

Our future success depends on our ability to compete effectively with manufacturers of medical devices, including major manufacturers of pacemakers and other implantable devices that may have internal development programs. We are an early-stage research and development company engaged exclusively in developing our initial technologies. Products using our technologies have not yet been commercialized and we have generated no material revenue from operations. As a result, we may have difficulty competing with larger, established medical device companies. Most of our potential competitors will be established, well-known companies that have:

      o     substantially greater financial, technical and marketing resources;

      o     larger customer bases;

      o     better name recognition;

      o     related product offerings; and

      o     larger marketing areas.

Companies such as Medtronic Incorporated, Guidant Corporation, St. Jude Medical, Boston Scientific Corporation and Johnson & Johnson are major, international providers of active medical devices currently contraindicated for MRI. Because these companies may possibly develop MRI safe solutions for their own product lines, they may ultimately be in competition with us. These companies represent a wide array of medical devices and products, technologies and approaches. All of these companies have more resources than we do and, therefore, a greater opportunity to develop comparable products and bring those products to market more efficiently than we can. If we do not compete effectively with current and future competitors, our future growth and operating results will be adversely affected.

WE MAY NOT BE ABLE TO OBTAIN NECESSARY GOVERNMENT APPROVAL TO MARKET OUR TECHNOLOGY WHICH WILL MOST LIKELY CAUSE OUR STOCK PRICE TO DECLINE AND OUR BUSINESS TO FAIL.

Our marketing partners must obtain the approval of the U.S. Food and Drug Administration in order to market our MRI-safe technology. If these approvals are not obtained, or are significantly delayed, our ability to generate revenues may be adversely affected and our development and marketing efforts inhibited. This would most likely cause our stock price to decline and result in the loss of all or part of your investment.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS AND WE MAY INFRINGE THE PROPRIETARY RIGHTS OF OTHERS. OUR INABILITY TO PROTECT OUR RIGHTS COULD IMPAIR OUR BUSINESS AND CAUSE US TO INCUR SUBSTANTIAL EXPENSE TO ENFORCE OUR RIGHTS.

Proprietary rights are critically important to us. We have exclusive licenses to four issued U.S. patents for MRI safety-related technology and multiple patents pending. Biophan now holds or has been licensed to use and sublicense a total of 156 U.S. patents, licenses, or applications. This total includes 42 issued U.S. patents, 8 recently-allowed applications that we expect to have issued as patents in the near future, and 106 pending applications at various stages of examination at the U.S. Patent and Trademark Office. In addition, there are 49 international patents pending. Although we intend to aggressively pursue additional patent protection for our technologies as we continue to develop them, we cannot assure you that any additional patents will be issued. Although we will seek to defend our patents and to protect our other proprietary rights, our actions may be inadequate to protect our patents and other proprietary rights from infringement by others, or to prevent others from claiming infringement by us of their patents and other proprietary rights.

Policing unauthorized use of our technology is difficult, and some foreign laws do not provide the same level of protection as U.S. laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or patents that we may obtain, or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and have a material adverse effect on our future operating results.

BECAUSE TWO OF OUR DIRECTORS ARE EQUITY OWNERS AND MANAGERS OF BIOMED SOLUTIONS, LLC, A SIGNIFICANT SHAREHOLDER OF BIOPHAN, THERE MAY BE CONFLICTS OF INTEREST.

Michael L. Weiner, our President, CEO and director, is the Manager and a 24.3% beneficial owner of Biomed, a company engaged in the business of identifying and acquiring technologies in the biomedical field for exploitation. Mr. Weiner and Ross Kenzie, also a director of Biophan, make up the Biomed Board of Members. Biomed is a selling stockholder in this offering and, following the offering, will continue to be the beneficial owner of approximately 8.70% of our outstanding Common Stock. Mr. Weiner is also the Manager and 42.3% equity member of Technology Innovations, LLC, which is a 57% equity member of Biomed. Further, Mr. Weiner is on the board of Nanoset, LLC, an entity owned in part by Biomed and with which we have entered into a technology license agreement, and Myotech, LLC, an entity in which Biomed is a 25% owner. Mr. Weiner is also on the Board of NaturalNano, Inc., the principal owner of which is Technology Innovations, LLC. NaturalNano has entered into a research and development agreement with us for drug eluting technology.

Because of the nature of our business and the business of these other entities, the relationships of Messrs. Weiner and Kenzie with these other entities may give rise to conflicts of interest with respect to certain matters affecting us. All potential conflicts may not be resolved in a manner that is favorable to us. We believe it is impossible to predict the precise circumstances under which future potential conflicts may arise and therefore intend to address potential conflicts on a case-by-case basis. Under Nevada law, directors have a fiduciary duty to act in good faith and with a view to the best interests of the corporation.

                           FORWARD LOOKING STATEMENTS

This prospectus, including the information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Act of 1995. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future operating results, financial position, and business strategy, expectations regarding our growth and the growth of the industry in which we operate, and plans and objectives of management for future operations, are forward-looking statements. The words "believe," "may," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements.

Any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They may be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including the risks, uncertainties and assumptions described in "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur as contemplated, and actual results could differ materially from those anticipated or implied by the forward-looking statements.

Market data and forecasts used in this prospectus, have been obtained from independent industry sources, unless otherwise noted. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See "Where You Can Find More Information."

                                 USE OF PROCEEDS


We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders. However, we did receive proceeds from the issuance in private placement transactions of certain of the shares being offered by the selling stockholders and will receive the proceeds from sales to certain other of the selling stockholders of other shares included in this offering should such sales occur. Specifically, we issued 1,653,193 shares of Common Stock on August 2, 2005 to Boston Scientific Scimed, Inc. at a price of $3.0245 per share for an aggregate consideration of $5,000,000 and 480,899 shares of Common Stock on August 31, 2005 to Biomed Solutions, LLC at a price of $2.12 per share for an aggregate consideration of $1,019,507. In addition, if we issue the entire 10,000,000 shares of Common Stock issuable to SBI Brightline XI, LLC, we will receive the amount of $30,000,000, yielding a weighted average price of $3.00 per share. We will receive up to $1,000,000 in consideration if Biomed Solutions, LLC elects to convert the principal amount of its debt and an aggregate amount of $1,353,000 if all of the warrants held by selling stockholders are exercised.


                              SELLING STOCKHOLDERS

We are registering for resale a total of up to 13,583,062 shares of Common Stock held by the selling stockholders or issuable pursuant to warrants, convertible notes or other rights held by the selling stockholders. The selling stockholders are:

      o SBI Brightline XI, LLC, which may acquire up to 10,000,000 shares of our Common Stock pursuant to a Stock Purchase Agreement dated May 27, 2005;

      o Boston Scientific Scimed, Inc., which acquired 1,653,193 shares of our Common Stock pursuant to an Investment Agreement dated June 30, 2005;


      o Biomed Solutions, LLC, which acquired 480,899 shares of our Common Stock and which may acquire up to 1,035,565 additional shares of our Common Stock pursuant to a Convertible Promissory Note and Warrants in connection with a $2 million Line of Credit Agreement dated May 27, 2005 (assuming that the $1 million principal amount that has not yet been converted remains outstanding until June 14, 2007 and that at such time the entire principal amount and accrued interest thereon is converted into shares of our Common Stock);


      o Two (2)entities, each of which were issued 100,000 shares of our Common Stock in connection with our acquisition of Biophan Europe, GmbH;

      o Thirteen (13) individuals, who have the right to acquire an aggregate of 219,290 shares of our Common Stock upon exercise of outstanding Warrants; and

Stock Purchase Agreement with SBI Brightline XI, LLC

On May 27, 2005, we entered into a stock purchase agreement with SBI Brightline XI, LLC that obligates SBI to purchase, upon our election, up to 10,000,000 shares of our Common Stock for an aggregate purchase price of $30 million. At our election, we may sell the shares to SBI in 10 tranches that must be sold in the following order:

                                   Number of                    Purchase Price
                                    Shares                        Per Share
                                    ------                        ---------
      Tranche 1                    1,000,000                        $2.00
      Tranche 2                    1,000,000                        $2.00
      Tranche 3                    1,000,000                        $2.00
      Tranche 4                    1,000,000                        $2.50
      Tranche 5                    1,000,000                        $3.00
      Tranche 6                    1,000,000                        $3.25
      Tranche 7                    1,000,000                        $3.25
      Tranche 8                    1,000,000                        $4.00
      Tranche 9                    1,000,000                        $4.00
      Tranche 10                   1,000,000                        $4.00


Except for the requirement to sell the tranches in order and the requirement that the resale of the shares be registered as described below, there is no limitation on when we may require SBI to purchase the shares included in any tranche. We are not obligated to sell any shares to SBI unless and until we make an election to do so. If we sell all the shares to SBI, the shares will be sold at a weighted average purchase price of $3.00 per share. SBI is not obligated to purchase shares pursuant to the Stock Purchase Agreement unless the resale of the shares by SBI is registered under the Securities Act of 1933. We expect to exercise our right to sell shares to SBI when and as we deem necessary to fund our ongoing business operations and development activities, based on our cash requirements, revenues from operations, third party research support, licenses and potential strategic investments, and the availability of debt or equity financing from other sources on more favorable terms.

Investment Agreement with Boston Scientific Scimed, Inc.

On June 30, 2005, we entered into a License Agreement and an Investment Agreement with Boston Scientific Scimed, Inc.("BSS"). The Investment Agreement called for the purchase by BSS of shares of our Common Stock for a total purchase price of $5 million at a purchase price per share equal to 110% of the average of the closing price for the 30 calendar-day period prior to the closing. On August 2, 2005, following the satisfaction of certain conditions, we issued to BSS 1,653,193 shares at a purchase price of $3.02 per share. The Investment Agreement requires us to file a registration statement with the Securities and Exchange Commission to register the shares for resale by BSS.


Outstanding Convertible Debt and Accompanying Warrants Held by Biomed Solutions, LLC

On May 27, 2005, we entered into an unsecured loan agreement with Biomed Solutions, LLC, a related company, whereby Biomed agreed to provide us with a line of credit facility of up to $2 million. Borrowings under the line bear interest at 8% per annum (compounded monthly) and are payable on demand on or after November 27, 2005. In June 2005 the entire facility was drawn down. The outstanding principal and interest are convertible into shares of our Common Stock at 90% of the average market closing price per share of our Common Stock for the 20 trading days preceding the date of borrowings under the line ($2.12 per share for the first $1 million and $2.19 per share for the second $1 million). Additionally, Biomed received pro-rata warrant coverage of 500,000 shares, with the warrants priced at 110% of the average market closing price per share of our Common Stock for the 20 trading days preceding the date of execution of the loan agreement ($2.49 per share). On August 31, 2005, Biomed elected to convert $1,000,000 of the outstanding debt plus accrued interest into 480,899 shares of our Common Stock. On October 7, 2005, we repaid $500,000 of the outstanding debt plus the entire accrued interest to date, leaving an outstanding principal balance of $500,000. Under the loan agreement, we may reborrow, on or before November 30, 2005, all or any portion of the amount which we have repaid; however, we have no current intention of doing so. If the outstanding principal balance were increased to $1 million and such amount remained outstanding through June 14, 2007 (the second anniversary of our initial borrowing), such balance plus all accrued interest would be convertible into 535,565 shares of our Common Stock. The loan agreement requires us to use our best efforts to include the shares issued and issuable upon conversion of the loan in any registration statement we file covering resale of shares of our Common Stock.

Prior Transactions with Selling Stockholders

Pursuant to a stock purchase agreement dated October 1, 2003, we issued and sold to SBI Brightline Consulting, LLC ("SBI Consulting") an aggregate of 11,000,000 shares of our Common Stock for an aggregate purchase price of $2.9 million, which shares were subsequently resold to the public by SBI Consulting. SBI Consulting is an affiliate of SBI Brightline XI, LLC, a selling stockholder in this offering.

On February 5, 2004, we entered into a further stock purchase agreement with SBI Consulting that obligated SBI Consulting to purchase, at our election, up to 17,750,000 shares of our Common Stock at purchase prices ranging from $0.60 to $2.00 per share.

We issued and sold 6,000,000 shares to SBI Consulting pursuant to the 2004 stock purchase agreement, which shares were subsequently resold to the public by SBI Consulting. In connection with our May 27, 2005 stock purchase agreement with SBI Brightline XI, LLC, which provides for the sale of up to 10,000,000 shares of our Common Stock at purchase prices ranging from $2.00 to $4.00 per share, we terminated the 2004 stock purchase agreement with SBI Consulting.

In connection with our acquisition of certain intellectual property rights from Biomed Solutions, LLC on December 1, 2000, we owed Biomed $500,000 under a transfer agreement. Also, in June 2002 we entered into a line of credit with Biomed that provided for borrowings of up to $250,000. The line of credit was subsequently increased to provide for borrowings of up to $350,000. The transfer agreement and the line of credit contained provisions making our payment obligations convertible into shares of our Common Stock at a price of $0.10 per share. On February 10, 2004, the following transactions occurred:

            We paid to Biomed all accrued and unpaid interest due under the transfer agreement and the line of credit;

            Biomed assigned its rights with respect to $300,000 of the $500,000 due under the transfer agreement to SBI Consulting, which converted those rights into 3,000,000 shares of our Common Stock;

            Biomed assigned its rights with respect to $50,000 due under the line of credit to an independent third party who converted those rights into 500,000 shares of our Common Stock;

            Biomed exercised its right to convert the balance of our obligations under the transfer agreement and the line of credit into 3,513,000 shares of our Common Stock;

            Biomed released all of the collateral securing our obligations under the transfer agreement and the line of credit was terminated; and

            We entered into a registration rights agreement with Biomed and SBI Consulting obligating us to register the resale by Biomed and SBI of the 6,513,000 shares of our Common Stock issued upon the conversion of our obligations under the note and line of credit.


The table below sets forth, to the Company's knowledge, the following information regarding each selling stockholder as of October 14, 2005:

      o     The name of the selling stockholder;

      o The number of shares of our Common Stock owned by the selling stockholder on the date of this prospectus o prior to the offering for resale of any of the shares being registered by the registration statement of which this prospectus is a part;

      o The number of shares of our Common Stock that may be offered for resale by the selling stockholder pursuant to this prospectus;

      o The number of shares of our Common Stock to be held by the selling stockholder after the resale of the offered shares; and

      o The percent of the outstanding shares of our Common Stock to be held by the selling stockholder after the resale of the offered shares.

                                          Beneficial Ownership Prior to Offering       Beneficial Ownership After Offering
---------------------------------------- ----------------------------------------- -----------------------------------------

                                                                                                               Percent of
       Name of Beneficial Owner           Number of Shares    Shares to be Sold       Number of Shares (1)     Class (2)
---------------------------------------- ------------------- --------------------- ------------------------ ----------------
SBI Brightline XI, LLC  (3)                      10,000,000            10,000,000            -0-                   -
---------------------------------------- ------------------- --------------------- ------------------------ ----------------
Boston Scientific Scimed, Inc.                    1,653,193             1,653,193            -0-                   -
---------------------------------------- ------------------- --------------------- ------------------------ ----------------
Biomed Solutions, LLC  (4)                     6,872,321(5)          1,516,464(5)                5,355,857       8.70%
---------------------------------------- ------------------- --------------------- ------------------------ ----------------
Robert E. Brown        (6)                           21,341                17,385                    3,956         *
---------------------------------------- ------------------- --------------------- ------------------------ ----------------
Ralph J. Code          (6)                           21,341                17,385                    3,956         *
---------------------------------------- ------------------- --------------------- ------------------------ ----------------
Catherine A. Foerster  (6)                           12,648                 8,692                    3,956         *
---------------------------------------- ------------------- --------------------- ------------------------ ----------------
Michael A. Howard      (6)                           21,341                17,385                    3,956         *
---------------------------------------- ------------------- --------------------- ------------------------ ----------------
Steven Kessler                                       50,000                50,000            -0-                   -
---------------------------------------- ------------------- --------------------- ------------------------ ----------------
Susan S. Laluk         (6)                           17,348                14,776                    2,572         *
---------------------------------------- ------------------- --------------------- ------------------------ ----------------
Alan S. Lockwood       (6)                           21,341                17,385                    3,956         *
---------------------------------------- ------------------- --------------------- ------------------------ ----------------
Melissa A. Mahler      (6)                           45,129                16,129                   29,000         *
---------------------------------------- ------------------- --------------------- ------------------------ ----------------
Patrick M. Malgieri    (6)                           13,079                11,299                    1,780         *
---------------------------------------- ------------------- --------------------- ------------------------ ----------------
James E. Metzler       (6)                           21,341                17,385                    3,956         *
---------------------------------------- ------------------- --------------------- ------------------------ ----------------
Robert J. Neborsky                                    8,000                 8,000            -0-                   -
---------------------------------------- ------------------- --------------------- ------------------------ ----------------
Charles W. Russell     (6)                            7,823                 7,823            -0-                   -
---------------------------------------- ------------------- --------------------- ------------------------ ----------------
John M. Wilson         (6)                           19,602                15,646                    3,956         *
---------------------------------------- ------------------- --------------------- ------------------------ ----------------
aMRIs Patente GmbH     (7)                          100,000               100,000            -0-                   -
---------------------------------------- ------------------- --------------------- ------------------------ ----------------
aMRIs Patente Verwaltungs
 GmbH & Co. KG (7)                                  100,000               100,000            -0-                   -
---------------------------------------- ------------------- --------------------- ------------------------ ----------------


----------

(1) Assumes that all the shares of Common Stock that may be offered hereunder are sold and the selling stockholders acquire no additional shares of our Common Stock before the completion of this offering.

(2) Based on 76,760,163 shares outstanding as of October 14, 2005, together with applicable options, warrants and other derivatives for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment powers with respect to shares. Shares subject to options, warrants or convertibility within 60 days after October 15, 2005 are included in the number of shares beneficially owned and are deemed outstanding for purposes of computing the percentage of ownership of the person holding such options, warrants or other derivatives, but are not deemed outstanding for computing the percentage of any other stockholder.

(3) Assumes sale to SBI Brightline of all the shares issuable pursuant to the May 27, 2005 Stock Purchase Agreement.

(4) Michael L. Weiner, our President, CEO and director, is the Manager and a 24.3% beneficial equity member of Biomed Solutions, LLC. Mr. Weiner and Ross Kenzie, also a director of Biophan, make up the Biomed Board of Members.


(5) Includes (i) 480,899 shares issued on August 31, 2005 upon conversion of $1,019,506 of principal and interest under the Convertible Promissory Note dated as of May 27, 2005, (ii) 535,565 shares issuable upon conversion of the remaining $1,000,000 credit available under the Convertible Promissory Note, plus accrued interest thereon (assuming a $1,000,000 principal balance remains outstanding through June 14, 2007 and that Biomed Solutions, LLC elects to convert the entire principal amount and accrued interest into shares of our Common Stock on such date), and (iii) 500,000 shares issuable upon exercise of outstanding warrants.


(6) Shares to be sold are issuable upon exercise of warrants received as a result of a distribution from 900 Midtown Investments, a partnership.

(7) These entities are controlled by Drs. Friebe and Melzer who are employees and minority owners of Biophan Europe GmbH, a 51% owned subsidiary of Biophan Technologies, Inc. Dr. Friebe is also a director of Biophan.

* Less than one percent.

The information regarding the selling stockholders may change from time to time. If required, we will describe these changes in one or more prospectus supplements.

                              PLAN OF DISTRIBUTION

The selling stockholders may use this prospectus to sell the shares at any time while the prospectus is in effect, unless we have notified the selling stockholders that the prospectus is not available at that particular time. Each of the selling stockholders will determine if, when and how it will sell the shares it owns. Any sales may occur in one or more of the following types of transactions (including block transactions)and may involve one or more of the selling stockholders:

      o transactions on the OTC Bulletin Board or any other organized market or quotation system where the shares may be traded,

      o privately negotiated transactions between a selling stockholder and a purchaser,

      o     in transactions involving an underwriter, or

      o transactions effected with or through a broker-dealer acting as either agent or principal.

These transactions may involve the transfer of the shares upon exercise or settlement of put or call options, or the delivery of the shares to replace shares that were previously borrowed from another stockholder or a combination of such methods. If a broker-dealer is used in the sale of shares, that person may solicit potential purchasers. The shares may also be transferred as a gift or as a result of a pledge, or may be sold to a broker-dealer acting as principal. These persons may then sell the shares to another person, either directly or through another broker-dealer, subject to compliance with the requirements of the Securities Act.

The price at which sales of the shares occur may be based on market prices or may be negotiated between the parties, and the consideration may be cash or another form negotiated between the parties. Broker-dealers acting as agents or principals may be paid compensation in the form of discounts, concessions or commissions from the selling stockholders and/or from the purchasers of the shares, or both. Brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act. Any profits on the resale of shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of shares will be paid by the selling stockholders and/or the purchasers. We have agreed to pay certain of the costs, expenses and fees of preparing, filing and maintaining this prospectus and the registration statement of which this prospectus is a part, but we will not receive any proceeds from sale of these shares. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on it under the Securities Act.

Each of the selling stockholders has advised us that he, she or it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of such shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares, they will be subject to the prospectus delivery requirements of the Securities Act. The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our Common Stock and activities of the selling stockholders. The selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act.

                                  LEGAL MATTERS

Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon for us by Nixon Peabody LLP.

                                     EXPERTS

The consolidated financial statements appearing in the Annual Report on Form 10-KSB of Biophan Technologies, Inc. for the year ended February 28, 2005, have been audited by Goldstein Golub Kessler LLP, an independent registered public accounting firm, as set forth in their report thereon dated April 6, 2005, except for Note 13 as to which the date is May 27, 2005, included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION


We file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy these reports and other information at the SEC's public reference facilities in Washington, D.C. (located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549). You can also obtain copies of these materials from the SEC's public reference section at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC also maintains a web site at http://www.sec.gov. This site contains reports, proxy and information statements and other information about companies that file these reports electronically with the SEC. Our SEC filings are also available on our website at http://www.biophan.com.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC permits us to "incorporate by reference" the information and reports we file with it. This means that we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically updates and supersedes this information. Specifically, we incorporate by reference:

      1.    Our Annual Report on Form 10-KSB for the year ended February 28,
            2005;

      2. Our Quarterly Reports on Form 10-Q for the periods ended May 31, 2005 and August 31, 2005;

      3. The description of our Common Stock contained in our registration statement on Form 10-SB/A, filed on July 20, 1999;

      4. The following Current Reports on Form 8-K or 8-K/A furnished or filed, as the case may be, to or with the SEC since February 28, 2005:


                Current Report dated March 2, 2005
                Current Report dated March 30, 2005
                Current Report dated May 6, 2005
                Current Report dated June 30, 2005
                Current Report dated July 7, 2005
                Current Report dated July 8, 2005
                Current Report dated July 27, 2005
                Current Report dated August 3, 2005
                Current Report dated September 13, 2005
                Current Report dated October 17, 2005
                Current Report dated October 25, 2005;


      5. All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the shares offered by this prospectus.

We have also filed a registration statement on Form S-3 with the SEC, of which this prospectus forms a part. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and about our Common Stock.

We will provide a copy of these filings to each person, including any beneficial owner, to whom we deliver this prospectus, upon written or oral request. You may request a copy of these filings at no cost by writing or telephoning us at the following address:

                           Biophan Technologies, Inc.
                       150 Lucius Gordon Drive, Suite 215
                         West Henrietta, New York 14586
                                 (585) 214-2441
               Attention: Robert J. Wood, Chief Financial Officer

You should rely only on the information contained in this prospectus. We have authorized no one to provide you with different information. These securities are not offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             ----------------------

                           Biophan Technologies, Inc.



                                13,588,947 Shares




                                  Common Stock

                             ----------------------

                                   PROSPECTUS

                             ----------------------



                                 ________, 2005

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution

      The following table sets forth all expenses payable by us in connection with the offering of our Common Stock being registered hereby. All amounts are estimated except the SEC registration fee.


          Filing Fees--SEC Registration Fee         $       3,887
          Printing Expenses                                 1,000
          Legal Fees and Expenses                          17,000
          Accounting Fees and Expenses                      4,000
                                                    -------------
                                          Total     $      25,887
                                                    =============


Item 15. Indemnification of Directors and Officers

      Under Nevada Revised Statutes Section 78.138, a director or officer is generally not individually liable to the corporation or its shareholders for any damages as a result of any act or failure to act in his capacity as a director or officer, unless it is proven that:

      o his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

      o his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of Biophan will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in the performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's or officer's fiduciary duty and does not eliminate or limit the right of Biophan or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

As permitted by Nevada law, Biophan's By-Laws include a provision which provides for indemnification of a director or officer by Biophan against expenses, judgments, fines and amounts paid in settlement of claims against the director or officer arising from the fact that he was a director or officer, provided that the director or officer acted in good faith and in a manner he believed to be in or not opposed to the best interests of Biophan. Biophan has purchased insurance under a policy that insures both Biophan and its officers and directors against exposure and liability normally insured against under such policies, including exposure on the indemnities described above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits

      Please see the exhibit index following the signature page of this registration statement.

Item 17. Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the registrant pursuant to Section 13 or
      Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of West Henrietta, State of New York on November 1, 2005.


                                           BIOPHAN TECHNOLOGIES, INC.


                                           By: /s/ Michael L. Weiner
                                               ---------------------------------
                                               Michael L. Weiner
                                               Chief Executive Officer


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


   Signature                                     Title                                   Date
   ---------                                     -----                                   ----
/s/ Michael L. Weiner                  President, CEO and Director               November 1, 2005
-------------------------              (Principal Executive Officer)
Michael L. Weiner

/s/ Robert J. Wood                     Vice President, Secretary,                November 1, 2005
-------------------------              Treasurer and CFO
Robert J. Wood                         (Principal Financial Officer
                                       and Principal Accounting Officer)

*                                      Chairman                                  November 1, 2005
-------------------------
Guenter H. Jaensch

*                                      Director                                  November 1, 2005
-------------------------
Ross B. Kenzie

*                                      Director                                  November 1, 2005
-------------------------
Steven Katz

*                                      Director                                  November 1, 2005
-------------------------
Robert S. Bramson

*                                      Director                                  November 1, 2005
-------------------------
Michael Friebe



*By: /s/ Michael L. Weiner
     ----------------------------------
     Michael L. Weiner
     Attorney-in-Fact

                                  EXHIBIT INDEX



Exhibit No.                  Exhibit Description                                  Location
-----------                  -------------------                                  --------
    4.1            Stock Purchase Agreement dated May 27, 2005           Incorporated by reference to Exhibit
                   between Biophan and SBI Brightline XI, LLC            4.21 to Form 10-KSB/A for the year ended
                                                                         February 28, 2005

    4.2            Convertible Promissory Note of Biophan payable to     Incorporated by reference to Exhibit
                   the order of Biomed Solutions, LLC dated May 27,      4.22 to Form 10-KSB/A for the year ended
                   2005                                                  February 28, 2005

    4.3            Stock Purchase Warrant issued to Biomed Solutions,    Incorporated by reference to Exhibit
                   LLC dated May 27, 2005                                4.23 to Form 10-KSB/A for the year ended
                                                                         February 28, 2005

    4.4            Form of  Stock Purchase Warrant issued to Messrs.     Previously filed
                   Kessler and Pierson

    4.5            Form of  Stock Purchase Warrant issued to 900         Previously filed
                   Midtown Investments

    4.6            Investment Agreement dated June 30, 2005 between      Incorporated by reference to Exhibit 4.5
                   Biophan and Boston Scientific Scimed, Inc.            to Form 10-Q for the period ended
                                                                         August 31, 2005

    5.1            Opinion of Nixon Peabody LLP                          To be filed by amendment

    10.1           License Agreement dated June 30, 2005 between         Incorporated by reference to Exhibit 10.2
                   Biophan and Boston Scientific Scimed, Inc.            to Form 10-Q for the period ended
                                                                         August 31, 2005
    23.1           Consent of Goldstein Golub Kessler LLP                Filed herewith
    23.2           Consent of Nixon Peabody LLP                          To be filed by amendment